Exhibit 10.46

ADDENDUM XVII
TO
SPRINT PCS MANAGEMENT AGREEMENT

Manager:	Shenandoah Personal Communications, LLC

Service Area:	Altoona, PA #12
Hagerstown, MD-Chambersburg, PA-Martinsburg, WV #179
Harrisburg, PA #181
Harrisonburg, VA #183
Washington, DC (Jefferson County, WV only) #471
Winchester, VA #479
York-Hanover, PA #483

This Addendum XVII dated as of April 11, 2014, contains certain additional and supplemental terms and provisions to that certain Sprint PCS Management Agreement entered into as of November 5, 1999, by the same parties as this Addendum (or their predecessors in interest), which Management Agreement was initially amended by Addenda I-XVI (as so amended, the “Management Agreement”). The terms and provisions of this Addendum control, supersede and amend any conflicting terms and provisions contained in the Management Agreement. Except for express modifications made in this Addendum, the Management Agreement continues in full force and effect.

Capitalized terms used and not otherwise defined in this Addendum have the meanings ascribed to them in the Management Agreement. Section and Exhibit references are to Sections and Exhibits of the Management Agreement unless otherwise noted.

This Addendum is effective on the date written above (the “Effective Date”).

On the Effective Date, the Management Agreement is modified as follows:

1.	The last paragraph of Section 1.1 of the Management Agreement is amended to read as follows:

Subject to the terms and conditions of this agreement, including, without limitation, Sections 1.9, 9.5 and 12.1.2, Sprint PCS has the right to unfettered access to the Service Area Network to be constructed by Manager under this agreement.  Except with respect to the payment obligations under Sections 1.4, 1.9.2, 1.10, 3.1.7, 3.8, 4.4, 9.3, 10.2, 10.5, 10.6, 10.8, 10.9, 12.1.2 and Article XIII of this agreement, Sections 2.1.1(d), 2.1.2(b), 3.2, 3.3, 3.4, 5.1.2, 3.5 and Article VI of the Services Agreement and any payments arising as a result of any default of the parties’ obligations under this agreement and the Services Agreement, the Fee Based on Billed Revenue described in Section 10.2.1 of this Agreement, the Prepaid Management Fee described in 10.2.7.3 of this Agreement, the LTE Fee described in Section 10.2.7.4 of this Agreement, the Command Center Fee described in Section 10.2.7.5 of this Agreement and the Net Service Fee, the Prepaid CPGA Fee, Prepaid CCPU Fees and LTE Data Core Services Fee described in the Services Agreement will constitute the only payments between the parties under the Management Agreement, the Services Agreement and the Trademark License Agreements.

2.	A new Section 3.8 is hereby inserted into the Management Agreement:

3.8	INSTALLMENT BILLING

3.8.1.         INSTALLMENT BILLING PROGRAM DESCRIPTION.  Sprint PCS or one of its Related Parties is implementing an installment billing program that allows customers to purchase certain designated handsets, devices, tablets and potentially accessories (collectively, “Installment Products”) from Sprint PCS on an installment payment basis (“Installment Billing Program’).  Sprint PCS will periodically notify Manager of the products that are designated as Installment Products .  Under the Installment Billing Program, customers must pay the full Suggested Retail Price (“SRP”) (or another price determined by Sprint PCS in its sole discretion) for Installment Products through monthly installment payments or a combination of a down payment and monthly installment payments.  The customer must execute a separate contract (the “Retail Installment Contract”) in addition to the service agreement.  Additionally, after a specified number of consecutive monthly installment payments in accordance with the terms of the Installment Billing Program, customers have the option to give back their current Installment Product in good working order as described in Section 3.8.5.2 below (if there are installment payments remaining), and execute a new Retail Installment Contract to obtain a new Installment Product. Only certain Qualified Service Plans, and Installment Products, in certain locations, and specific customers meeting specific requirements will be eligible for the Installment Billing Program, as specified by Sprint PCS in its sole discretion and periodically provided by Sprint PCS. Qualified Service Plans are valid postpaid service plans for Sprint PCS services that are offered to customers at the time the customer elects the Installment Billing Program.  Prepaid service offerings are not considered Qualified Service Plans.

3.8.2.	COMPENSATION.

3.8.2.1.	Commissions. Neither Manager nor its distributors are entitled to any commissions or other compensation from Sprint PCS or the customer relating to the Retail Installment Contract except for the Installment Product compensation payable below.

3.8.2.2.	Installment Product Compensation. Manager Inventory, Product Title Transfer. Manager and its distributors may fulfill Installment Products purchased by customers under the Installment Billing Program from products owned by Manager from Manager’s inventory. Manager acknowledges that for an Installment Product provided to a customer executing a Retail Installment Billing Contract that is purchased from a Manager owned facility or from one of Manager’s distributors, title and ownership of the Installment Product will transfer to the Sprint PCS designated Related Party immediately prior to the execution of the Retail Installment Billing Contract by the customer. Upon transfer of title and ownership of the Product from Manager to such Sprint PCS Related Party, provided that Manager or its distributor enters the transaction into the Sprint PCS systems, has provided the Installment Product to the customer, and has obtained an executed Retail Installment Billing Contract and collected the applicable sales tax from the customer and any down payments required, Sprint PCS will pay to Manager an amount equal to the SRP for the Installment Product, less any down payment collected by Manager or its distributor (the “Net Purchase Price”). Sprint PCS will pay Manager within 31-60 days of the title and ownership transfer to Sprint PCS. If for any reason the Installment Billing transaction is not consummated between the Sprint PCS Related Party and the customer, no transfer of title and ownership of the Product will occur, and no Installment Product compensation is due from Sprint PCS to Manager.

3.8.3.	PRICING / DOWN PAYMENT. Sprint PCS will establish all terms related to the Installment Billing Program, including Installment Product installment billing pricing (for example SRP), down payment, finance terms (including length), and finance charge, if applicable. Manager may not alter the terms, or establish any additional terms related to the Installment Billing Program. If directed by Sprint PCS for applicable customers, Manager will collect a down payment established by Sprint PCS on certain Installment Products. Manager will retain the down payment, and the down payment will be applied against the amount Sprint PCS will reimburse Manager for under Section 3.8.2.2 above for the transfer of title and ownership of the Product.

3.8.4.	SALES TAX AND SURCHARGES. Because the sale of the Installment Product to the Sprint PCS customer under the Installment Billing Program is a sale of a Sprint PCS Related Party owned product, Manager must collect or cause its distributors to collect sales tax on the Sprint PCS Related Party’s behalf for the sale of the Installment Product. Manager or its distributor will calculate the appropriate sales tax based upon the jurisdiction in which the transaction occurs, and will remit the sales tax within 30 days to Sprint PCS as directed by Sprint PCS. Manager and its distributors will comply with all processes and procedures established by Sprint PCS related to such remittance. In addition to any of its other rights under the Agreement, Sprint PCS may collect reimbursement from Manager for any under-collection of sales tax within the applicable statute of limitations, as extended within any taxing jurisdictions, plus any interest and penalty that Sprint PCS is obligated to pay as a result of such under-collection.

In certain jurisdictions, Sprint PCS may require Manager to collect surcharges. Sprint PCS will periodically notify Manager of such jurisdictions.  Manager will collect or cause its distributors to collect the surcharges from the customer at the rate and in the manner as directed by Sprint PCS. In addition to any of its other rights under the Agreement, Sprint PCS may collect reimbursement from Manager for any under-collection of such surcharges within the applicable statute of limitations, as extended, plus any interest and penalty that Sprint PCS is obligated to pay as a result of such under-collection.

3.8.5.	RETAIL INSTALLMENT BILLING CONTRACTS. The Retail Installment Billing Contracts to be executed by customers will vary between jurisdictions. Manager will ensure that Manager’s Facilities utilize the appropriate Retail Installment Billing Contracts supplied by Sprint PCS in the jurisdiction where such Facility is located, as directed by Sprint PCS. Manager must return executed Retail Installment Billing Contracts to Sprint PCS, as directed by Sprint PCS. If Manager fails to return the correct executed Retail Installment Billing Contract to Sprint PCS, in addition to any other remedies under the Agreement, Sprint PCS will not be required to reimburse Manager for the Installment Product price.

3.8.5.1.	Ineligible Plans/ Ineligible Products. Only certain Services Plans are available for the Installment Billing Program, and only Installment Products are eligible for the Installment Billing Program. Manager must ensure that customers are activated on the proper Service Plans, and utilize only eligible Installment Products. If Manager activates a customer on an ineligible Service Plan or ineligible product, in addition to any other remedies under the Agreement, Sprint PCS will not be required to reimburse Manager for the product price.

3.8.5.2.	Qualified Installment Billing Handset Upgrades. For a customer to upgrade their current handset under the Installment Billing Program, in addition to customer’s meeting all eligibility requirements for a Qualified Installment Billing Handset Upgrade, customers who have remaining payments on their Retail Installment Billing Contracts will be required to Give Back their current handset to the Manager (the “Give Back Handset”), and execute a new Retail Installment Billing Contract. Manager will ensure that only upgrade eligible customers execute Retail Installment Billing Contracts. Manager will ensure that the Give Back Handset must power on and have no broken, cracked or missing pieces, and comply with any additional requirements on the handset established by Sprint PCS from time to time. Manager must return that handset to Sprint PCS as specified in Section 3.8.6 below.

3.8.6.	RETURNS / EXCHANGES / GIVE BACK.

3.8.6.1.	Returns. If a customer returns an Installment Product under the Installment Billing Program to Manager within 14 days of Service Activation as part of the current version of Sprint PCS’s Satisfaction Guarantee or if a customer returns a defective Installment Product to Manager within 14 days of Service Activation, Manager must return that Installment Product to Sprint PCS in accordance with Sprint PCS’s then current returns process, subject to any additional processes as directed by Sprint PCS. During the return process, title and ownership of the Installment Product will be as follows. When the customer returns the Installment Product to Manager or its distributor, title and ownership of the Installment Product will first pass back to the designated Sprint PCS Related Party. Sprint PCS will then charge Manager the Net Purchase Price for the Installment Product and title and ownership of the Installment Product will pass to Manager.

3.8.6.2.	Exchanges. If a customer exchanges an Installment Product under the Installment Billing Program with Manager within 14 days of Service Activation as part of the current version of Sprint PCS’s Satisfaction Guarantee, Manager must return that Installment Product to Sprint PCS in accordance with Sprint PCS’ then current returns process, subject to any additional processes as directed by Sprint PCS. During the exchange process, title and ownership of the Installment Product will be as follows. When the customer returns the Installment Product that they are exchanging to Manager, title and ownership of the Installment Product will first pass to Sprint PCS. Sprint PCS will then charge Manager the Net Purchase Price for the Product and title and ownership of the Installment Product will pass to Manager. When Manager returns the Installment Product to Sprint PCS, Sprint PCS will repay Manager the Net Purchase Price for the Installment Product and title and ownership of the Product will pass back to the designated Sprint PCS Related Party. For the new Installment Product purchased by the customer as part of the exchange, Manager must ensure that the customer executes a new Retail Installment Billing Contract for the new Installment Product. In the cases where due to exchanges of Installment Products, Sprint PCS has charges for the Net Purchase Price of Installment Products due from Manager, and payment due to Manager for the Net Purchase Price of separate Installment Products, Sprint PCS may net out the payments.

3.8.6.3.	Give Back. When Manager receives a Give Back handset (as defined in Section 3.8.5.2 above) as part of a Qualified Installment Billing Handset Upgrade, Manager must return that Give Back Handset to Sprint PCS. A Qualified Installment Billing Handset Upgrade means the activation of an Installment Product (provided the customer’s existing handset had been active on the line of service for more than 14 continuous days prior to the upgrade transaction) for an existing customer to replace their existing handset in accordance with Sprint’s current customer-facing Handset Upgrade Program, posted on either Sprint’s intranet site for Manager owned stores using RMS or on the Sprint Indirect Website. Manager will utilize Sprint PCS’ then existing returns process, subject to any additional processes as directed by Sprint PCS. Title and ownership of the Give Back Handset will pass to the designated Sprint PCS Related Party when customer provides the Give Back Handset to Manager. If Manager fails to return the Give Back Handset to Sprint PCS, Manager will be charged a fee that approximates the value of the Give Back Handset, as reasonably determined by Sprint PCS.

3.8.7.	ELIGIBLE LOCATIONS / SPECIFIC REQUIREMENTS. The Installment Billing Program will only be available in certain jurisdictions, as approved by Sprint PCS in its sole and absolute discretion. Sprint PCS will provide Manager with the approved jurisdictions. Sprint PCS may withdraw the program from certain jurisdictions from time to time. Manager will ensure that the Installment Billing Program is offered only in approved jurisdictions, and will ensure that facilities in non-approved jurisdictions will not make available the Installment Billing Program. Additionally, certain requirements may apply only to certain jurisdictions (for example, limits on the number of installment transactions per customer per day), and Manager will comply and cause its distributors to comply with all such requirements as directed by Sprint PCS. If Manager or its distributors sells in unapproved jurisdictions or fail to comply with jurisdictional requirements, in addition to any other remedies under the Agreement, Sprint PCS will not be obligated to reimburse Manager for the Product price.

3.8.8.	SPRINT PCS INDIRECT WEBSITE / TRAINING. Policies, processes and procedures related to Manager’s participation in the Installment Billing Program will be posted either on Sprint PCS’ internal on Sprint’s intranet site for Manager owned stores using RMS or on the Sprint Indirect Website. As described in the Agreement, Manager and its distributors are responsible for checking Sprint’s intranet site and the Sprint Indirect Website for new and updated policies, processes and procedures, and must ensure that Manager, it distributors and their employees, subcontractors, agents and subagents comply with such policies, processes and procedures. Additionally, Manager and its distributors must participate in all training required by Sprint PCS related to the Installment Billing Program.

3.8.9.	MODIFICATIONS. Sprint PCS may change or withdraw the Installment Billing Program at any time, effective immediately upon notice by Sprint PCS. Manager agrees to participate in the Installment Billing Program in accordance with the terms of this Section 3.8, including any changes implemented by Sprint PCS. Manager’s continued performance after a change to the Installment Billing Program goes into effect constitutes acceptance of that change.

3.8.10.	TRUTH IN LENDING ACT. Manager hereby acknowledges and agrees that for the purposes of Section 16.1 of the Management Agreement, “applicable law” specifically includes the Truth in Lending Act.

3.	The first sentence of the second paragraph of Section 10.2 is deleted and replaced with the following:

“Billed Revenue” is all customer account activity (e.g., all activity billed, attributed or otherwise reflected in the customer account) during the calendar month for which the fees and payments are being calculated (the “Billed Month”) for Sprint PCS Products and Services (including Network Vision Products and Services, but excluding Prepaid Network Vision Products and Services) related to all customer accounts assigned to the Service Area except  (i) Outbound Roaming Fees, (ii) amounts handled separately in this Section 10 (including the amounts in Section 10.2.3 through 10.2.7, 10.4 and 10.8), (iii) amounts collected from customers and paid to governmental or regulatory authorities (e.g. customer Taxes and USF Charges); and  (iv)  other amounts identified in this agreement as not included in Billed Revenue (these amounts being “Manager Accounts”).  Prepaid Revenue (including revenue associated with Prepaid Migrated Accounts and Prepaid Network Vision Products and Services), Command Center Revenue and payments from customers under the Installment Billing Program described in Section 3.8 of this Agreement are not included in Billed Revenue.

4.	The first sentence of Section 10.3.2.2 of the Management Agreement is deleted and replaced with the following:

The reductions of amounts billed to Manager Accounts related to the sale of handsets and handset accessories from Sprint PCS inventory (including PowerSource Phones, 3G/4G Products and Services and related accessories, but excluding any payments from customers under the Installment Billing Program described in Section 3.8) are referred to as “Customer Equipment Credits.”

5.	Amounts payable to Sprint under the Installment Billing Program described in Section 3.8 are “100% Sprint PCS Retained Amounts” to which Sprint PCS is entitled to 100% of the amounts that customers are billed for such items. Exhibit 10.3 is hereby revised to include such amounts as a “100% Sprint PCS Retained Amount.”

6.	Section 10.3.2.5 of the Management Agreement is deleted in its entirety and replaced with the following:

10.3.2.5  Customer Equipment Charges.  The amount that Sprint PCS bills to Manager Accounts for subscriber equipment and accessories sold or leased (including PowerSource Phones, 3G/4G Products and Services and related accessories, excluding, however any payments from customers under the Installment Billing Program described in Section 3.8) are referred to as “Customer Equipment Charges.”

7.	MANAGER AND SPRINT PCS’ REPRESENTATIONS. Manager and Sprint PCS each represents and warrants that its respective execution, delivery and performance of its obligations described in this Addendum have been duly authorized by proper action of its governing body and do not and will not violate any material agreements to which it is a party. Each of Manager and Sprint PCS also represents and warrants that there are no legal or other claims, actions, counterclaims, proceedings or suits, at law or in arbitration or equity, pending or, to its knowledge, threatened against it, its Related Parties, officers or directors that question or may affect the validity of this Addendum, the execution and performance of the transactions contemplated by this Addendum or that party's right or obligation to consummate the transactions contemplated by this Addendum.

8.	REAFFIRMATION OF SPRINT AGREEMENTS. Each of the undersigned reaffirms in their entirety, together with their respective rights and obligations thereunder, the Management Agreement, the Services Agreement, the Trademark and Service Mark License Agreements, and the Schedule of Definitions (as defined in the Management Agreement).

9.	COUNTERPARTS. This Addendum may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute but one agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Addendum to be executed as of the date first above written.

SHENANDOAH PERSONAL COMMUNICATIONS, LLC

By:	/s/
Name:	Christopher E. French
Title:	President

SPRINT SPECTRUM L.P.

By:	/s/
Name:	Matthew S. Gunter
Title:	VP National Channels

SPRINT COMMUNICATIONS COMPANY, L.P.

By:	/s/
Name:	Matthew S. Gunter
Title:	VP National Channels

WIRELESSCO, L.P.

By:	/s/
Name:	Matthew S. Gunter
Title:	VP National Channels

APC PCS, LLC

By:	/s/
Name:	Matthew S. Gunter
Title:	VP National Channels

PhillieCo, L.P.

By:	/s/
Name:	Matthew S. Gunter
Title:	VP National Channels